Exhibit 1.2

DEED OF ACCESSION CUM AMENDMENT AGREEMENT

This DEED OF ACCESSION CUM AMENDMENT AGREEMENT (the “Deed cum Amendment Agreement”) dated March 30, 2015 is supplemental to, and amends, the Underwriting Agreement dated March 26, 2015 among the Company and the Underwriters. Words and expressions defined in the Underwriting Agreement have the same meaning when used in this Deed cum Amendment Agreement.

HDFC BANK LIMITED, a company incorporated under the Companies Act, 1956, and having its registered office at having its registered office at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013 (“HDFC Bank” , which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) and acting through its investment banking division at Investment Banking Group, Unit No. 401 & 402, 4th floor, Tower B, Peninsula Business Park, Lower Parel, Mumbai 400 013, hereby agrees with each other person who is, or who becomes, a Party to the Underwriting Agreement that with effect on and from the date hereof, it shall be a party to the Underwriting Agreement as an Underwriter in respect of its underwriter’s commitment of Rs. 25 lakh, being the minimum underwriting commitment required of every underwriter in terms of the SEBI Regulations and the Securities and Exchange Board of India (Merchant Bankers) Regulations, 1992, and shall assume and perform all obligations applicable to it and specified therein.

The COMPANY and each UNDERWRITER hereby agrees that HDFC Bank will become a Party to the Underwriting Agreement as an Underwriter with effect on and from the date hereof.

The Company, each Underwriter and HDFC Bank hereby agrees that, upon execution of this Deed cum Amendment Agreement:

1.	The Underwriting Agreement shall be amended as follows:

1.1	In Section 1.1 of the Underwriting Agreement, the following expression used in this Agreement, shall have the meaning set forth below:

““Underwriters” shall mean, collectively, Citi, CS, DSPML, HSCI, ISec, JPM, KMCC, SBI Cap and HDFC Bank.”

“Underwriter’s Commitment” shall mean, in respect of each Underwriter (other than HDFC Bank), the applicable proportionate amount set forth in Schedule A hereto, of the aggregate underwriters’ commitment of Rs. 4,500 crores; and in respect of HDFC Bank, its underwriter’s commitment of Rupees twenty five lakh only (Rs. 2,500,000), out of which the underwriter’s commitment of Rs. 2,200,000 is in respect of Ordinary Shares and the underwriter’s commitment of Rs. 300,000 is in respect of ‘A’ Ordinary Shares.”

1.2	Section 5 of the Underwriting Agreement shall be replaced in its entirety by the following new Section 5:

“5.	FEES AND EXPENSES

5.1	The Company shall pay each Underwriter (other than HDFC Bank) the fees and expenses as per Schedule A hereto, irrespective of whether the Offered Shares are subscribed or are required to be subscribed to by the Underwriter as part of the Devolved Shares. The Company shall pay HDFC Bank an underwriting fee at 0.50 per cent. of its Underwriter’s Commitment. Such fees and expenses shall be paid in the manner set forth in Schedule A hereto to each Underwriter (other than HDFC Bank) in proportion to their Underwriter’s Commitment. In case of any inconsistency in relation to such fees and expenses between the terms of any of the Transaction Documents, the terms of this Agreement shall prevail.”

1.3	The following address for notices to HDFC Bank will be inserted in Section 13 of the Underwriting Agreement is:

HDFC BANK LIMITED

Investment Banking Group

Unit No. 401 & 402, 4th floor, Tower

B, Peninsula Business Park,

Lower Parel, Mumbai 400 013

Fax: +91 (22) 3078 8584

Attention: Mr. Ajay Srivastava

2.	This Deed cum Amendment Agreement shall be governed by and construed in accordance with the laws of the Republic of India. Subject to Section 16 of the Underwriting Agreement, courts in Mumbai shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof.

IN WITNESS WHEREOF, this Deed cum Amendment Agreement has been executed by the Parties or their duly authorized signatories the day and year first above written

SIGNED for and on behalf of HDFC BANK LIMITED Name: Designation:	SIGNED for and on behalf of TATA MOTORS LIMITED Name: Designation:

SIGNED for and on behalf of CITIGROUP GLOBAL MARKETS INDIA PRIVATE LIMITED Name: Designation:	SIGNED for and on behalf of CREDIT SUISSE SECURITIES INDIA PRIVATE LIMITED Name: Designation:

SIGNED for and on behalf of HSBC SECURITIES AND CAPITAL MARKETS (INDIA) PRIVATE LIMITED Name: Designation:	SIGNED for and on behalf of ICICI SECURITIES LIMITED Name: Designation:

SIGNED for and on behalf of J.P. MORGAN INDIA PRIVATE LIMITED Name: Designation:	SIGNED for and on behalf of KOTAK MAHINDRA CAPITAL COMPANY LIMITED Name: Designation:

SIGNED for and on behalf of SBI CAPITAL MARKETS LIMITED Name: Designation:	SIGNED for and on behalf of DSP MERRILL LYNCH LIMITED Name: Designation: